Filed pursuant to Rule 424(b)(3)
egistration Statement No. 333-178000

Prospectus Supplement No. 8
(To Prospectus dated April 11, 2012)

BNET MEDIA GROUP, INC.

This Prospectus Supplement No. 8 (this “Supplement”) contains information that supplements and updates our prospectus dated April 11, 2012, and Prospectus Supplements No. 1 (dated May 15, 2012), No. 2 (dated August 13, 2012), No. 3 (dated November 15, 2012), No. 4 (dated April 12, 2013), No. 5 (dated May 1, 2013), No. 6 (dated May 12, 2013) and No. 7 (dated June 13, 2013) and should be read in conjunction with such prospectus and supplements

This prospectus relates to the resale by our selling stockholders beginning on page 13 of the 1,000,000 shares of our common stock held by sold by selling security holders at a fixed price of $0.10 per share until our shares are quoted on and trading on an stock exchange and thereafter at prevailing market prices or privately negotiated prices.

I. Current Report on Form 8-K

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8-K, that was filed with the Securities and Exchange Commission on June 25, 2013, and is attached as Exhibit A.

II. Other

This Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Supplement.  This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, and page 8 of our December 31, 2012 Form 10-K as the same may be updated in Supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is June 25, 2013.

EXHIBIT A
[Current Report on Form 8-K]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 19, 2013

BNET MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-178000	30-0523156
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

122 West 26th Street, 5th Floor
New York, NY 10001
(Address of principal executive offices)  (zip code)

(917) 720-3541
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Bnet Media Group, Inc.
Form 8-K
Current Report

ITEM 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Board Approval of 2013 Non-Qualified Stock Option and Award Plan

On June 19, 2013, the board of directors of Bnet Media Group, Inc. (the “Company”) authorized the Company to reserve up to 10,500,000 shares of its common stock, par value $0.001 per share, for issuance pursuant to the terms and conditions set forth in the Company’s 2013 Non-Qualified Stock Option and Award Plan (the “Plan”), under which options to acquire stock of the Company or bonus stock may be granted from time to time to employees, including of officers and directors of the Company and/or its subsidiaries. In addition, at the discretion of the board of directors or other administrator of the Plan, options to acquire stock of the Company or bonus stock may from time to time be granted under the Plan to other individuals who contribute to the success of the Company or its subsidiaries but who are not employees of the Company. All options to acquire stock issued under the Plan are exercisable at $0.10 share.  The Plan became effective immediately on adoption by the board of directors. However, the Plan will be submitted for approval by those shareholders of the Company who are entitled to vote on such matters at a duly held shareholders' meeting or approved by the unanimous written consent of the holders of the issued and outstanding Stock of the Company. If the Plan is presented at a shareholders' meeting, it shall be approved by the affirmative vote of the holders of a majority of the issued and outstanding voting stock in attendance, in person or by proxy, at such meeting. Notwithstanding the foregoing, the Plan may be approved by the shareholders in any other manner not inconsistent with the Company's articles of incorporation and bylaws, the applicable provisions of state corporate laws, and the applicable provisions of the Code and regulations adopted thereunder.

None of the Company’s named executive officers or directors has been issued options under the Plan.

A copy of the Plan is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the terms of the Plan is qualified in its entirety by reference to the full text of such document.

 ITEM 9.01                                FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits

Exhibit No.	Description
10.1	Bnet Media Group, Inc. 2013 Non-Qualified Stock Option and Award Plan
2.1 110.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2013	Bnet Media Group, Inc.
a Nevada corporation
/s/ Gerald E. Sklar

By: Gerald E. Sklar
Its: President and Chief Executive Officer